Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole	Joseph L. Turner
Director, Investor Relations	Chief Financial Officer
303-464-3986	303-464-5222
derek.cole@myogen.com	joe.turner@myogen.com

MYOGEN ANNOUNCES COMPLETION OF TREATMENT PHASE OF PIVOTAL
PHASE III TRIALS OF ENOXIMONE
IN CHRONIC HEART FAILURE

Trials Expected to Produce Preliminary Data Mid-2005

Denver, Colorado, November 30, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today announced the completion of the treatment phase for ESSENTIAL I & II, the Company’s two pivotal Phase III trials of low-dose enoximone capsules in patients with advanced chronic heart failure (CHF).

“The completion of the treatment phase of the ESSENTIAL trials is an important milestone for Myogen,” said J. William Freytag, President and Chief Executive Officer of Myogen. “The two trials enrolled 1,854 patients at 211 trial sites in 16 countries around the world. The mean study follow-up period now exceeds 19 months. As of November 30th, a sufficient number of primary endpoint events were estimated to have occurred to fulfill the statistical power requirements for the first primary endpoint, allowing us to terminate the trials. We will now focus on completing final visits for patients and collecting data so we can lock the trials’ database as soon as possible. We project that this will occur around mid-year 2005.”

About the ESSENTIAL TRIALS

ESSENTIAL I & II are randomized, double-blind, placebo-controlled trials conducted in North and South America (ESSENTIAL I) and in Western and Eastern Europe (ESSENTIAL II). ESSENTIAL I & II are identical trials differing only in the geographic location of the study sites. Patient enrollment for both trials began in the first half of 2002.

The ESSENTIAL trials were designed to evaluate the safety and efficacy of low-dose enoximone capsules in patients with NYHA Class III and IV CHF. Patients were randomized in a 1:1 ratio to receive either 25 mg of enoximone or placebo, administered three times a day (t.i.d.). In the absence of contraindications after two weeks of treatment, all patients weighing greater than 50 kg received 50 mg of enoximone or placebo t.i.d.

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“Given the advanced nature of their disease, these patients have a high likelihood of death or hospitalization due to cardiovascular causes,” said Dr. Michael Gerber, Senior Vice President of Clinical Development and Regulatory Affairs for Myogen. “The goal of these trials was to demonstrate that the addition of low-dose enoximone to standard guideline therapy including beta-blockers would reduce the likelihood of re-hospitalization or mortality and improve exercise capacity and quality of life for these patients.”

The ESSENTIAL trials have three primary endpoints: (1) time from randomization to first cardiovascular hospitalization or all-cause mortality, (2) submaximal exercise capacity (as measured by six-minute walk distance), and (3) patient global assessment. Data from both trials will be pooled for the analysis of the first primary endpoint of cardiovascular hospitalization or all-cause mortality. The second and third primary endpoints will be analyzed within each individual trial.

About Chronic Heart Failure

CHF generally occurs in patients with a long history of uncontrolled high blood pressure or in patients that have suffered a heart attack or some other heart-damaging event. It is estimated that half of all patients with this disorder die within five years of diagnosis. CHF is one of the largest health problems in the developed world, with annual direct and indirect healthcare costs in the United States alone exceeding $24 billion. In the United States, approximately five million patients are afflicted with chronic heart failure, with an additional 550,000 new cases reported each year. CHF therapeutics are a $14 billion market that is expected to grow to more than $22 billion in 2008.

As patients enter the advanced stages of CHF, Classes III and IV, their cardiac function deteriorates, leading to an accumulation of fluid in the lungs, referred to as pulmonary congestion. Eventually, pulmonary congestion and the resulting breathlessness and fatigue reach a critical point referred to as acute decompensated heart failure. At this point the patient must be hospitalized and treated with i.v. diuretics, vasodilators and positive inotropes such as dobutamine, milrinone or Perfanâ I.V., all of which serve to increase the efficiency of the circulatory system, providing symptomatic relief. After stabilization and discharge from the hospital, patients often decompensate again within months and must be readmitted to the hospital for another round of i.v. treatment. As their disease progresses, the frequency of decompensation and hospitalization increases until patients succumb to their disease or must be maintained on continuous or intermittent treatment with these i.v. agents.

About Enoximone

Enoximone is a small organic molecule that exhibits highly selective inhibition of type-III phosphodiesterase, or PDE-III, an enzyme that is present in the heart and plays an important regulatory role in cardiac function. PDE-III inhibitors block the action of this enzyme, increasing the force of contraction of the heart and increasing the rate of relaxation, thereby increasing cardiac output. Compounds that increase the force of contraction of the heart, like enoximone, are referred to as positive inotropes. Enoximone also causes vasodilation, an increase in the diameter of blood vessels, through its effects on smooth muscle cells that surround blood vessels, which results in lower pressure against which the heart must pump. Positive inotropy and vasodilation can both be therapeutically useful in the treatment of heart failure.

About Myogen

Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe (Perfanâ I.V.) for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of CHF, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant hypertension. The Company, in conjunction with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of CHF and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Annual Report on Form 10-K for the year ended December 31, 2003, Myogen’s Form S-3 filed on October 29, 2004 and in Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. If the Company’s product candidates, including enoximone, do not meet the safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. Even if the Company’s product candidates meet the safety and efficacy endpoints, regulatory authorities may not approve them, or the Company may face post-approval problems that require the withdrawal of its product from the market. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. The Company may not be able to analyze the data from the ESSENTIAL trials in time to publicly release and report top-line results by mid-year 2005. Results from earlier clinical trials are not necessarily predictive of future clinical results. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.